Exhibit 99.1

NEWS RELEASE

Contacts:
Main Street Capital Corporation
Dwayne L. Hyzak, CFO and Senior Managing Director
dhyzak@mainstcapital.com
713-350-6000

Dennard Rupp Gray & Lascar, LLC
Ken Dennard | ksdennard@drg-l.com
Ben Burnham | bburnham@drg-l.com
713-529-6600

MAIN STREET CAPITAL ANNOUNCES

INCREASE IN COMMITMENTS UNDER ITS

CREDIT FACILITY TO $287.5 MILLION

HOUSTON, July 18, 2012 — Main Street Capital Corporation (NYSE: MAIN) (“Main Street”) announced today the expansion of total commitments under its three-year credit facility (the “Credit Facility”) from $277.5 million to $287.5 million.  The $10.0 million increase in total commitments was the result of the addition of one new lender relationship which further diversifies the Main Street lending group to a total of nine participants. The recent increase in total commitments was executed under the accordion feature of the Credit Facility which allows Main Street to increase the total commitments under the facility up to $350 million from new or existing lenders on the same terms and conditions as the existing commitments.  The recent increase in total commitments under the Credit Facility provides Main Street with access to additional financing capacity in support of its future investment and operational activities.  Main Street currently has $89 million of outstanding debt under the Credit Facility.

ABOUT MAIN STREET CAPITAL CORPORATION

Main Street (www.mainstcapital.com) is a principal investment firm that provides long-term debt and equity capital to lower middle market companies and debt capital to middle market companies. Main Street’s portfolio investments are typically made to support management buyouts, recapitalizations, growth financings, refinancings and acquisitions of companies that operate in diverse industry sectors.  Main Street seeks to partner with entrepreneurs, business owners and management teams and generally provides “one stop” financing alternatives within its lower middle market portfolio.  Main Street’s lower middle market companies generally have annual revenues between $10 million and $150 million. Main Street’s middle market debt investments are made in businesses that are generally larger in size than its lower middle market portfolio companies.